Filed Pursuant to Rule 424(b)(3)

Registration No. 333-212571

Product Supplement No. EQUITY INDICES SUN-1
(To Prospectus dated July 18, 2016

and Series A Prospectus Supplement dated July 18, 2016)

July 28, 2016

Market-Linked Step Up Notes Linked to One or More Equity Indices

•                  Market-Linked Step Up Notes (the “notes”) are unsecured senior notes issued by Barclays Bank PLC.  Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority (as described in the accompanying prospectus supplement).

•                  The notes do not guarantee the return of principal at maturity, and we will not pay interest on the notes.  Instead, the return on the notes will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.

•                  The notes provide an opportunity to receive the greater of a fixed return or a return equal to the positive performance of the Market Measure.  However, you will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable term sheet, your notes may be subject to an automatic call, which will limit your return to a fixed amount if the notes are called.

•                  If the value of the Market Measure does not change or increases from its Starting Value to its Ending Value up to the Step Up Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus the Step Up Payment (as defined below).  If the Ending Value is greater than the Step Up Value, you will receive a return on the notes equal to the percentage increase in the value of the Market Measure from the Starting Value to the Ending Value or, if applicable, a multiple of that percentage.

•                  If the value of the Market Measure decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value.  In such a case, you may lose all or a significant portion of the principal amount of your notes.

•                  If specified in the applicable term sheet, your notes may be subject to an automatic call. In that case, the notes will be automatically called if the Observation Level on any Observation Date is greater than or equal to the Call Level (each as defined below).  If called, you will receive a cash payment per unit (the “Call Amount”) that equals the principal amount plus the applicable Call Premium (as defined below).

•                  This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•                  For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Step Up Value, the Step Up Payment, the Threshold Value, certain related risk factors, and if the notes are subject to an automatic call, the Call Level, the Call Amount and the Call Premium for each Observation Date.  The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•                  The notes will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•                  Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•                  Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer the notes and will act in a principal capacity in such role.

The notes are unsecured and are not deposit liabilities of Barclays Bank PLC or its parent company, Barclays PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.  Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement and page S-7 of the accompanying prospectus supplement.  You may lose all or a significant portion of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus.  Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the notes, you should not rely on it.

Key Terms:

General:

The notes are senior debt securities issued by Barclays Bank PLC, and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the FDIC or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.  They rank equally with all of our other unsecured senior debt from time to time outstanding and are not secured by collateral. Any payments due on the notes, including any repayment of principal, are subject to our credit risk.

The return on the notes will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity.  Therefore, you may lose all or a significant portion of your investment if the notes are not automatically called prior to maturity (if applicable), and the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the notes will mature on the date set forth in the applicable term sheet, unless if applicable, the notes are automatically called on an earlier date. You should be aware that if the automatic call feature applies to your notes, it may shorten the term of an investment in the notes, and you must be willing to accept that your notes may be called prior to maturity.

You will not receive interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•                  U.S. broad-based equity indices;

•                  U.S. sector or style-based equity indices;

•                  non-U.S. or global equity indices; or

•                  any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing.  We refer to each equity index included in any Basket as a “Basket Component.”  If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value or, if applicable, its Observation Level.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when the notes are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100.

See “Description of the Notes—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value.  The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in the notes.

The “Ending Value” will equal the closing level of the Market Measure on the calculation day (as defined below).

If the applicable term sheet specifies that the notes will be subject to an automatic call:

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value.

The “Observation Level” will equal the closing level of the Market Measure on the applicable Observation Date. The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events. The final Observation Date will be prior to the calculation day. See “Description of the Notes—Automatic Call.”

If the Market Measure consists of a Basket, the Ending Value will be the value of the Basket on the calculation day, and if applicable, each Observation Level will be the value of the Basket on the applicable Observation Date, determined as described in “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on the calculation day or an Observation Date, if applicable, or if certain other events occur, the calculation agent will determine the Ending Value or Observation Level as set forth in the section “Description of the Notes—The Starting Value, the Observation Level and the Ending Value—Ending Value” and “—Automatic Call,” or “—Basket Market Measures— Observation Level or Ending Value of the Basket,” as applicable.

Step Up Value:	A value of the Market Measure that is a specified percentage (over 100%) of the Starting Value, as set forth in the applicable term sheet.

Step Up Payment:

A dollar amount that will be equal to a percentage of the principal amount. This percentage will equal the percentage by which the Step Up Value is greater than the Starting Value. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

Redemption Amount at Maturity:

Unless the notes are subject to an automatic call and are automatically called prior to the maturity date, at maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure does not change or increases from the Starting Value to the Ending Value. If the value of the Market Measure decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount.  If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be as low as zero and you may lose all of your investment in the notes.

Any payments due on the notes, including any repayment of principal, are subject to our credit risk as issuer of the notes.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

If specified in the applicable term sheet, your notes may provide at maturity a leveraged return if the Ending Value is greater than the Step Up Value. In this case, a Participation Rate (defined below) will be specified in the term sheet.

Automatic Call:

If specified in the applicable term sheet, your notes may be subject to an automatic call. In that case, the notes will be automatically called on an Observation Date if the Observation Level of the Market Measure on that Observation Date is greater than or equal to the Call Level. If not called, see “Redemption Amount at Maturity” above.

Call Amount:

If your notes are subject to an automatic call and are called on an Observation Date, you will receive the Call Amount applicable to that Observation Date.  The Call Amount will be equal to the principal amount per unit plus the applicable “Call Premium.”  Each Call Premium will be a percentage of the principal amount and will be set forth in the applicable term sheet.  The Call Amount, if payable, will be payable on the applicable “Call Settlement Date” set forth in the applicable term sheet.

Participation Rate:	The Participation Rate, if applicable, is the rate at which investors participate in any increase in the value of the Market Measure.

Principal at Risk:

You may lose all or a significant portion of the principal amount of the notes.  Further, if you sell your notes prior to maturity, you may find that the market value per note is less than the price that you paid for the notes.

Calculation Agent:

The calculation agent will make all determinations associated with the notes.  We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes.  Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Agents:

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of notes sold.  None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.

Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes, acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This product supplement relates only to the notes and does not relate to any equity index that composes the Market Measure described in any term sheet.  You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes.  In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you.  If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement. For example, we may offer notes in which the Step Up Payment will be paid if the Ending Value equals or exceeds the Threshold Value.  You should carefully review the applicable term sheet to understand the specific terms of your notes.

Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

RISK FACTORS

Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances.  The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on the notes at maturity.  The return on the notes will be based on the performance of a Market Measure and therefore, you may lose all or a significant portion of your investment if the notes are not called (if applicable) and if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be as low as zero and you may lose all of your investment in the notes.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

If the notes are subject to an automatic call and are called prior to maturity, your investment return is limited to the return represented by the Call Premium.  If the notes are subject to an automatic call, and if the Observation Level of the Market Measure on an Observation Date is equal to or greater than the specified Call Level, we will automatically call the notes.  If the notes are automatically called, the payment on the notes will be limited to the applicable Call Amount, regardless of the extent of the increase in the value of the Market Measure.  Furthermore, if the notes are called, you will not be able to participate in any subsequent increase in the Market Measure.  Moreover, because the notes could be called as early as the first Observation Date, the term of the notes could be short. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

Your investment return may be less than a comparable investment directly in the Market Measure.  Unless otherwise set forth in the applicable term sheet, the Ending Value and the Observation Levels, if applicable, will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities.  Thus, any return on the notes will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of one or more equity indices that are calculated in a non-U.S. currency and include components traded in a non-U.S. currency.  If the value of that currency strengthens against the U.S. dollar during the term of your notes, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the index or indices.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  The notes are our senior unsecured debt securities.  As a result, your receipt of any payments on the notes is dependent upon our ability to repay our obligations on the applicable payment date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value, or the Observation Level, if applicable.  If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes.  However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Any payments on the notes are subject to the exercise of U.K. Bail-in Power by the relevant U.K. resolution authority. Any payments on the notes are subject to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, any interest on, or any other amounts payable, on the notes, (ii) the conversion of all, or a portion, of the principal amount of, any interest on or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations), and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of any interest or any other amounts due on the notes, or the dates on which any interest or any other amounts become payable, including by suspending payment for a temporary period.

By acquiring the notes, you will acknowledge, accept, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. You are urged to consult the information and the risk factors related to the U.K. Bail-in Power set forth in the applicable term sheet and the accompanying prospectus supplement prior to investing in the notes.

Our estimated value of the notes is based on subjective assumptions which may not materialize and which may prove to be inaccurate. The estimated value of the notes, which will be set forth in the applicable term sheet, is based on our internal pricing models.  Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate.  Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

The estimated value is expected to be based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value set forth in the applicable term sheet may be lower if that estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

The estimated value of the notes is expected to be lower than their public offering price. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, an expected hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices do not include these fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

The estimated value of the notes will not be a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties, may be willing to purchase the notes from you in secondary market transactions.  The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any trading commissions, and may be substantially less than our estimated value of the notes.  Any sale prior to the maturity date could result in a substantial loss to you.

We cannot assure you that there will be a trading market for your notes.  If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid.  The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the value of the Market Measure.  The number of potential buyers of your notes in any secondary market may be limited.  There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the notes, but none of them is required to do so and may cease to do so at any time.  Any price at which an agent or its affiliate may bid for, offer, purchase, or sell any of the notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may affect the prices, if any, at which the notes might otherwise trade in the market.  In addition, if at any time any agent were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list the notes on any securities exchange.  Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term.  The listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

Payments on the notes will not reflect changes in the value of the Market Measure other than on the calculation day or the Observation Dates, if applicable.  Changes in the value of the Market Measure during the term of the notes other than on the calculation day, or the Observation Dates, if applicable, will not be used to determine whether the notes will be automatically called (if applicable) or reflected in the calculation of the Redemption Amount.  To make that determination or calculation, the calculation agent will refer only to the value of the Market Measure on the calculation day, or the Observation Dates, if applicable.  No other values of the Market Measure will be taken into account.  As a result, even if the value of the Market Measure has increased at certain times during the term of the notes, (i) your notes will not be called on an Observation Date if the Observation Level on such Observation Date is less than the Call Level, if applicable, and (ii) if your notes are not automatically called prior to maturity, and if the Ending Value is less than the Threshold Value, you will receive a Redemption Amount that is less than the principal amount.

If your notes are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components.  The Market Measure of your notes may be a Basket.  In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components.  The levels of one or more Basket

Components may increase, while the levels of one or more of the other Basket Components may decrease or not increase as much.  Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the levels of one or more of the other Basket Components.  If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components which are more heavily weighted could have a greater impact upon your notes.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests.  Unless otherwise specified in the term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your notes are linked (each, an “Index Publisher”). The Index Publisher can add, delete, or substitute the components included in that index or make other methodological changes that could change its level.  A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index.  Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index.  Any of these actions could adversely affect the value of your notes.  The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may impact the value of the notes.  If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates.  If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index may be adversely affected and the payment on the notes may be reduced.

Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil, or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the countries relevant to the applicable index and the United States.  All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity.  You have no right to have your notes redeemed at your option prior to maturity.  If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for the notes or no market at all.  Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor.  These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

•      Value of the Market Measure.  We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Market Measure.  In general, it is expected that the market value of the notes will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases.  However, as the value of the Market Measure increases, the market value of the notes may decrease or may not increase at the same rate. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above, the applicable

Starting Value, then you may receive less than the principal amount of your notes. In addition, if the notes are subject to an automatic call, because the amount payable on the notes upon an automatic call will not exceed the applicable Call Amount, we do not expect that the notes will trade in any secondary market prior to any Observation Date at a price that is greater than the applicable Call Amount.

•      Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes.  Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable on any Call Settlement Date, if applicable, or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the notes are called, if applicable, or the calculation day.

•      Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the value of the Market Measure and the market value of the notes.  If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your notes may also be affected by similar events in the markets of the relevant foreign countries.

•      Interest Rates.  We expect that changes in interest rates will affect the market value of the notes.  In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes.  In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the notes may be adversely affected.

•      Dividend Yields.  In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of the notes will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of your notes will increase.

•      Exchange Rate Movements and Volatility.  If the Market Measure of your notes includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your notes, and the payments on the notes may depend in part on the relevant exchange rates.  In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have a negative impact on the value of your notes.

•      Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

•      Time to Maturity.  There may be a disparity between the market value of the notes prior to maturity, or if applicable, prior to an Observation Date, and their value at maturity or as of the next Observation Date, if applicable. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of the notes. As the time to maturity, or if applicable, the next Observation Date, decreases, this disparity may decrease, such that the value of the notes will approach the expected Redemption Amount to be paid at maturity, or if applicable, the Call Amount to be paid at the next Call Settlement Date.

Trading and hedging activities by us, the agents and our respective affiliates may affect your return on the notes and their market value.  We, the agents and our respective affiliates may buy or sell the securities included in the Market Measure, or futures or options contracts on the Market Measure or its component securities.  We may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes.  These transactions could affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the notes.  On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates, or others on our or their behalf, may increase the value of a Market Measure or its component securities.  Consequently, the values of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of the notes, adversely affecting the market value of the notes.

We, the agents or one or more of our respective affiliates may also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date.  In addition, these activities may decrease the market value of your notes prior to maturity, including on the calculation day, or if applicable, on each Observation Date, and may affect the payments on the notes.  We, the agents or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the notes and may hold or resell the notes.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your notes prior to maturity, or the payments on the notes.

Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you.  We, the agents or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf.  We, the agents or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure.  In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative positions) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have a lending relationship with us.  In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the notes.  Any such short positions could adversely affect future trading prices of the notes. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities may have an adverse effect on the value of the Market Measure or the notes.

We, the agents and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes.  We, the agents or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Market Measure.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss.  We, the agents and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases, whether the notes will be called, or whether the Redemption Amount on the notes is more or less than the principal amount of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent.  We may appoint and remove the calculation agent.  We may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine the Starting Value, the Step Up Value, the Threshold Value, the Ending Value, the Redemption Amount, and if applicable, each Observation Level and whether the notes will be called.  Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent.  These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued.  See the sections entitled “Description of the Notes—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index.”  The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment.  However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your notes.  The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents and our respective affiliates may affect your return on the notes and their market value” and “—Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you” above.

Significant aspects of the U.S. federal income tax treatment of the notes are uncertain.  The U.S. federal income tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the U.S. federal income tax treatment described in this product supplement.

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain.  Under the terms of the notes, you agree to treat the notes for tax purposes as pre-paid cash settled derivative contracts in respect of the underlying Market Measure, as described under “Material U.S. Federal Income Tax Considerations.”  If the Internal Revenue Service were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes might differ.

As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until redemption or maturity and whether all or part of the gain a holder may recognize upon the sale, redemption or maturity of an instrument such as the notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that a holder will be required to accrue income over the term of an instrument such as the notes even though a holder will not receive any payments with respect to the notes until redemption or maturity.  The outcome of this process is uncertain. Additionally, members of Congress have periodically made proposals to reform or otherwise modify the U.S. federal income tax treatment of financial instruments such as the notes.  For example, in 2016, legislation was proposed that, if enacted, would generally require holders of instruments such as the notes that are acquired after the bill is enacted to annually recognize gain or loss with respect to such instruments on a “mark-to-market” basis and to treat any such gain or loss as ordinary income or loss.  It is not possible to predict whether any such legislation will be enacted in the future, or whether any such legislation would affect the tax treatment of your notes.

For a more complete discussion of the U.S. federal income tax consequences of an investment in the notes please see “Material U.S. Federal Income Tax Considerations” in this product supplement. For a discussion of the U.S. federal income tax consequences of investing in any specific offering of notes, please review the section of the applicable term sheet titled “Material U.S. Federal Income Tax Considerations.” You should consult your tax advisor about your own tax situation.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure.  In the ordinary course of business, we, the agents and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning a Market Measure or its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities.  The notes are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in the notes will not make you a holder of any of the securities represented by the Market Measure.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  As a result, the return on your notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.  Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities.  Your notes will be paid in cash and you have no right to receive any of these securities.

If the Market Measure to which your notes are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your notes, include:

•              Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•              Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets.  The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.

•              Publicly Available Information.  There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company.  We, the agents or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents or our respective affiliates may from time to time own securities of companies included in a Market Measure.  However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure.  In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure.  You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes.  As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or the value of the notes.

Our business activities and those of the agents relating to the companies represented by a Market Measure or the notes may create conflicts of interest with you.  We, the agents and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the companies represented by the Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, the agents and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  The agents may also publish research reports relating to our or our affiliates’ securities, including the notes.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes.  Any of these activities may affect the value of the Market Measure and, consequently, the market value of your notes.  None of us, the agents or any of our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure.  Any prospective purchaser of the notes should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes.  The composition of the Market Measure does not reflect any investment recommendations from us, the agents or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the notes.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of the notes for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.”  In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior debt indenture, as amended and supplemented from time to time.  The senior debt indenture is described more fully in the prospectus and prospectus supplement.  The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus.  These documents should be read in connection with the applicable term sheet.

The maturity date of the notes and the aggregate principal amount of each issue of the notes will be stated in the term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on the notes. The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

Unless subject to an automatic call and automatically called prior to the maturity date, the notes will mature on the date set forth in the applicable term sheet.  Prior to the maturity date, the notes are not redeemable by us or repayable at the option of any holder.  The notes are not subject to any sinking fund.

We will issue the notes in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of the notes will be set forth in the applicable term sheet.  You may transfer the notes only in whole units.

Payment at Maturity

If the notes are not subject to an automatic call or if the notes are subject to an automatic call but are not called, then at maturity, subject to our credit risk as issuer of the notes, you will receive a Redemption Amount, denominated in U.S. dollars.  The “Redemption Amount” will be calculated as follows:

•                 If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

If specified in the applicable term sheet, your notes may provide a leveraged return at maturity if the Ending Value is greater than the Step Up Value. In this case, a Participation Rate (defined below) will be specified in the term sheet.

•                 If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Principal Amount + Step Up Payment

•                 If the Ending Value is less than the Starting Value, but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the principal amount.

•                 If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Step Up Value” will be a value of the Market Measure that is a specified percentage (over 100%) of the Starting Value, as set forth in the applicable term sheet.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the principal amount. This percentage will equal the percentage by which the Step Up Value is greater than the Starting Value. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the term sheet.  If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in the notes.

The “Participation Rate,” if applicable, is the rate at which investors participate in any increase in the value of the Market Measure.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure.  However, historical values of the Market Measure are not indicative of its future performance or the performance of your notes.

An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in the securities of any of the companies included in a Market Measure.

Automatic Call

If specified in the applicable term sheet, the notes may be subject to an automatic call. In that case, the notes will be called, in whole but not in part, if the Observation Level of the Market Measure on any Observation Date is greater than or equal to the Call Level set forth in the applicable term sheet.

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement if a Market Disruption Event occurs. The final Observation Date will be prior to the calculation day.

If the notes are called on an Observation Date, for each unit of notes that you own, we will pay you the Call Amount applicable to that Observation Date.  The “Call Amount” will be equal to the principal amount plus the applicable Call Premium.  The “Call Premium” will be a percentage of the principal amount.

The Observation Dates and the related Call Amounts and Call Premiums will be specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, if the notes are automatically called on an Observation Date, we will redeem the notes and pay the applicable Call Amount on the applicable Call Settlement Date.  Each “Call Settlement Date” will occur on approximately the fifth business day after the applicable Observation Date, subject to postponement as described below.

If a scheduled Observation Date is determined by the calculation agent not to be a Market Measure Business Day (as defined below) by reason of an extraordinary event, occurrence, declaration or otherwise, or if there is a Market Disruption Event on that day (in either case, a “Non-Observation Date”), the relevant Observation Date will be the immediately succeeding Market Measure Business Day that is not a Non-Observation Date; provided that the Observation Level will not be determined on a date later than the fifth scheduled Market Measure Business Day after the scheduled Observation Date, and if that fifth day is a Non-Observation Date, the calculation agent will determine (or, if not determinable, estimate) the Observation Level in a commercially reasonable manner on that fifth scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, a scheduled Observation Date is postponed, the relevant Call Settlement Date will be postponed to approximately the fifth business day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “business day” is any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

The Starting Value, the Observation Level and the Ending Value

Starting Value

The “Starting Value” will equal the closing level of the Market Measure on the pricing date.

Observation Level

The “Observation Level” will equal the closing level of the Market Measure on the applicable Observation Date.

Ending Value

The “Ending Value” will equal the closing level of the Market Measure on the calculation day.

The “calculation day” means a Market Measure Business Day shortly before the maturity date, on which a Market Disruption Event has not occurred. The calculation day will be set forth in the term sheet.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market, or their successors, are open for trading and (2) the applicable index or any successor is calculated and published.

If the scheduled calculation day is determined by the calculation agent not to be  a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration or otherwise, or if there is a Market Disruption Event on that day (in either case, a “non-calculation day”), the calculation day will be the immediately succeeding Market Measure Business Day that is not a non-calculation day; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of whether that second scheduled Market Measure Business Day is a non-calculation day.

If the Market Measure consists of a Basket, the Starting Value, each Observation Level, if applicable,  and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)                   the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the index or any successor index; and

(B)                   the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)                     a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)                     a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)                     a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)                     a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)                     if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made.  In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index.  Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of the notes is linked.  The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”).  If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate each Observation Level, if applicable, and/or the Ending Value as described under “—The Starting Value, the Observation Level and the Ending Value” or “—Basket Market Measure,” as applicable.  If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the notes.

If an Index Publisher discontinues publication of the index before the specified calculation day and the calculation agent does not select a successor index, then on the day that would otherwise be the calculation day, or if applicable, an Observation Date, until the earlier to occur of:

•                  the occurrence of an automatic call, if applicable;

•                  the determination of the Ending Value; or

•                  a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance.  The calculation agent will make available to holders of the notes information regarding that level by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your notes are linked may adversely affect trading in the notes.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the term sheet.  We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date.  We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights.  The Initial Component Weight for each Basket Component will be stated in the term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100.  We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component.  The Component Ratio for each Basket Component will equal:

•                              the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•                              the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)

The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component.  In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable.  The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Observation Level or Ending Value of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the Basket Component Closing Level on the calculation day, or if applicable, the applicable Observation Date, and the Component Ratio for each Basket Component.  The value of the Basket will vary based on the increase or decrease in the level of each Basket Component.  Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.  Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Observation Level” of the Basket will be the value of the Basket on the applicable Observation Date.

The “Ending Value” of the Basket will be the value of the Basket on the calculation day.

Unless otherwise specified in the term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on the scheduled calculation day, or if applicable, the applicable Observation Date, or (ii) any such date is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such date, and as a result, the Ending Value, or the relevant Observation Level, if applicable, as follows:

•                              The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•                              The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the seventh paragraph of subsection “—Automatic Call” or the fourth paragraph of subsection”—The Starting Value, the Observation Level and the Ending Value—Ending Value,” as applicable, provided that references to “Market Measure” will be references to “Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Step Up Value, the Threshold Value, the Ending Value, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, non-calculation days, determinations related to the discontinuance of any index, and if applicable, the Call Level, the Observation Level of the Market Measure on each Observation Date, and whether the notes will be called.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes.  Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes.  When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds.  We will pay the amounts payable on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt indenture.  Subject to the below paragraph, unless otherwise specified in the relevant term sheet, in case an event of default with respect to the notes shall have occurred and is continuing, the amount declared due and payable per unit of the notes upon any acceleration of the notes permitted under the senior debt indenture will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per unit of the notes as described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration and as if the calculation day were five Market Measure Business Days prior to the date of acceleration.

If the notes are subject to an automatic call, and an event of default occurs on or prior to the final Observation Date (i.e., not during the period from after that Observation Date to the original maturity date of the notes), then the payment on the notes will be determined as described under the caption “—Automatic Call,” as if the next scheduled Observation Date were five Market Measure Business Days prior to the date of acceleration; provided that the applicable Observation Level as of that date is greater than or equal to the Call Level.  In such a case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration.  For the avoidance of doubt, if the Observation Level of the Market Measure as of that date is less than the Call Level, the payment on the notes will be calculated as set forth in the prior paragraph.

If a voluntary or involuntary liquidation, bankruptcy, insolvency, or any analogous proceeding is filed with respect to the issuer, then depending on the applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above.  In case of a default in payment of the notes, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the notes will not accrue any default or other interest rate.

In addition, as described elsewhere in this document as well as in the accompanying prospectus and prospectus supplement and in the applicable term sheet, under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the U.K. resolution authority is satisfied that the resolution conditions are met. Accordingly, and notwithstanding anything to the contrary above, any payment on the notes (including, without limitation, any payment following an acceleration permitted under the senior debt indenture) will be subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the notes.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to a distribution agreement described in “Plan of Distribution (Conflicts of Interest)” beginning on page S-101 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase the notes.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes.  You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes.  Secondary market investors should not, and will not be authorized to, rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income tax under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  This discussion applies to you only if you purchase your notes at initial issuance and you hold your notes as capital assets for tax purposes.  This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                                          a dealer in securities,

•                                          a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•                                          a bank,

•                                          a life insurance company,

•                                          a tax-exempt organization,

•                                          a person that owns the notes as part of a straddle or a hedging or conversion transaction for tax purposes,

•                                          a person that purchases or sells the notes as part of a wash sale for tax purposes, or

•                                          a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.  Any particular offering of the notes may also have features or terms that cause the U.S. federal income tax treatment of such notes to differ materially from the discussion below.  If such features are applicable to any particular offering of the notes, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering.  In addition, the opinion of our counsel referenced below will only apply to a particular offering of notes if it is so stated in the applicable term sheet.  Accordingly, you should carefully review the section of the applicable term sheet entitled “Material U.S. Federal Income Tax Considerations”.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except as noted under “U.S. Federal Estate Tax Treatment of Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder.  You are a U.S. holder if you are a beneficial owner of the notes and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL, OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat notes with a Threshold Value that is less than the Starting Value as pre-paid cash-settled derivative contracts in respect of the underlying Market Measure for U.S. federal income tax purposes.  In the opinion of our counsel, Sullivan & Cromwell LLP, notes with a Threshold Value that is equal to the Starting Value should be treated as pre-paid cash-settled derivative contracts in respect of the underlying Market Measure for U.S. federal income tax purposes.  The terms of the notes will provide that Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the notes for all U.S. federal income tax purposes in accordance with such characterization.  If the notes are so treated, subject to the discussion below of Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the notes.  In general, your tax basis in your notes will be equal to the price you paid for them.  Such capital gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.  The deductibility of capital losses is subject to limitations.

The constructive ownership rules of Section 1260 of the Code could possibly apply to notes that have a term in excess of one year and reference a “pass-thru entity” (as defined in Section 1260(c)(2) of the Code).  Examples of “pass-thru entities” include (but are not limited to) regulated investment companies (e.g., most exchange-traded funds), real estate investment trusts, passive foreign investment companies and partnerships.  It is not entirely clear as to how Section 1260 of the Code applies to an underlying Market Measure that is wholly or partially comprised of “pass-thru entities.”  We generally do not intend to make an inquiry as to whether any underlying Market Measure contains any “pass-thru entities”, and it is possible that notes for which the underlying Market Measure contains a “pass-thru entity” could be wholly or partially subject to Section 1260 of the Code.  If your notes were subject to Section 1260 of the Code, then, among other consequences, all or a portion of any long-term capital gain that you realize upon the sale, redemption or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of interests in the applicable “pass-thru entity” referenced by your notes on the date that you purchased your notes and sold those interests on the date of the sale, redemption or maturity of the notes.  It is not clear how this computation would be made if the underlying Market Measure is partially comprised of “pass-thru entities.” Accordingly, if your notes reference an underlying Market Measure that contains a “pass-thru entity,” you should consult your tax advisor about the potential application of Section 1260 of the Code to such notes.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes.  Therefore, other treatments could be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.  For example, if your notes have a term in excess of one year, the Internal Revenue Service might assert that your notes should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes.  You would recognize gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes.  In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes.  Any gain you recognize upon the sale, redemption or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.

Similarly, if the notes have a term of one year or less, it is possible that the notes could be treated as short-term contingent debt instruments.  There is no statutory, judicial, or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and accordingly you should consult your tax advisor about this potential alternative treatment of the notes.

It is also possible that you could be required to recognize gain or loss at any time when the underlying Market Measure (or any Basket Component) is modified, adjusted, discontinued or replaced with a successor index.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your notes is determined, even though you will not receive any amounts from us in respect of your notes prior to the redemption or maturity of your notes.  In such case, if the date on which the amount you are entitled to receive upon the redemption or maturity of your notes is determined before the date on which your holding period exceeds one year, you may be treated as having a holding period in respect of your notes that is not in excess of one year even if you receive cash upon the redemption or maturity of your notes at a time that is more than one year after the beginning of your holding period.

You should consult your tax advisor as to the tax consequences of these and other possible alternative characterizations of your notes for U.S. federal income tax purposes.  For a further discussion of the tax treatment of the notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts” in the accompanying prospectus supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis.  The notice also states that the Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that a holder will be required to accrue income over the term of an instrument such as the notes even though a holder will not receive any payments with respect to the notes until redemption or maturity.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders.  Subject to estate tax treaty relief, a note may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the note at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated or deemed situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”)(a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes.  Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with plan assets of any Plan or any plan subject to Similar Laws or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or Similar Laws.

Further, any person acquiring or holding the notes on behalf of any Plan or with any assets of a Plan shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice  or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA).  However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“Similar Laws”).  The fiduciaries of plans subject to Similar Laws should also consider the foregoing and ensuing issues in general terms as well as any further issues arising under the applicable Similar Laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any Similar Laws) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser.  Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Laws.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles.  This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.